Exhibit 10.21
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of the date(s) set forth below, by and between Emmis Operating Company, an Indiana corporation (“Emmis”), and Paul W. Fiddick, a Virginia resident (“Employee”).
RECITALS
WHEREAS, Emmis and Employee are parties to that certain Employment Agreement dated March 1, 2009 (as amended) (the “Employment Agreement”);
WHEREAS, Emmis Communications Corporation and Employee are parties to that certain Change in Control Severance Agreement effective January 1, 2008 (the “CIC Agreement”);
WHEREAS, Emmis and Employee desire to amicably terminate Employee’s full-time employment with Emmis, including termination of the Employment Agreement and the CIC Agreement; and
WHEREAS, Emmis desires to offer Employee certain separation payments and benefits in exchange for Employee’s agreement to enter into this Agreement.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
1. Employee’s full-time employment with Emmis terminated as of December 1, 2009 (the “Termination Date”). The Employment Agreement and the CIC Agreement terminated effective as of the Termination Date and neither party has any further obligations thereunder.
2. Emmis agrees to pay to Employee in the first payroll following the Effective Date (as defined below) a one-time, lump sum payment of Five Hundred Eight Thousand Nine Hundred Fifty-One Dollars and Zero Cents ($508,951.00) (subject to applicable taxes and other required withholdings) (the “Separation Payment”). Employee is not otherwise entitled to receive the Separation Payment and said payment is in consideration of the release and other obligations of Employee as described herein. Employee hereby expressly agrees to be solely responsible for any tax liability which may result due to his receipt of the Separation Payment, including penalties and forfeitures arising from such payment, and further expressly acknowledges that Emmis is not liable in any way (other than with respect to amounts withheld by Emmis for taxes or other legally-required deductions) for any tax consequences attributable to the Separation Payment. Employee hereby acknowledges and agrees that Emmis has made all necessary and required payments to Employee in full and complete satisfaction of all wages and monies due and owed to Employee by Emmis prior to the Termination Date.

3. Employee understands and agrees that, as a result of his employment with Emmis, Employee has received certain confidential information, including trade secrets and other proprietary information, concerning Emmis and its business and affairs, which if known to competitors of Emmis would cause irreparable harm and damage to the members of the Emmis Group (as defined below) and each of their respective businesses. Accordingly, Employee agrees that Employee will not divulge or appropriate for Employee’s own use, or for the use or benefit of any third party, any information or knowledge concerning the business or affairs of any member of the Emmis Group that is not generally available to the public other than through a breach of the terms of this paragraph by Employee. Furthermore, Employee agrees that all documents, brochures, writings, illustrations, price lists, marketing plans, budgets, sales and/or client lists, and any and all other such materials (regardless of form or character) that Employee received from or developed on behalf of Emmis through the Termination Date are, and shall remain at all times, the sole and exclusive property of Emmis. Additionally, in consideration of the Separation Payment, Employee agrees to assist Emmis as it reasonably requests from time-to-time in matters relating to Employee’s period of employment with Emmis, including without limitation assistance in the event of litigation.
4. In consideration of the sum payable to Employee hereunder, the promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, on behalf of Employee, Employee’s heirs, representatives, successors and assigns, executors and personal representatives, and each of them, HEREBY FULLY RELEASES AND FOREVER DISCHARGES (i) Emmis, (ii) Emmis Communications Corporation, Emmis Operating Company, and any of their respective subsidiaries, affiliates, partners, related entities, and any and all employee benefit plans (and any fiduciary of such plans) sponsored by any of the aforesaid entities, (iii) each of their respective directors, officers, employees, agents, insurers, attorneys, shareholders and representatives, and (iv) each predecessor, successor, and assign thereof (collectively, the “Emmis Group”), from and against any and all actions, charges, claims, losses, costs, damages, expenses (including attorneys’ fees and expenses) and liabilities of any kind or character, whether known or unknown, which Employee now has or may have had through the Termination Date, in connection with, arising out of or in any way related to Employee’s employment with Emmis, including but not limited to claims of negligence or wrongful discharge. Employee acknowledges and agrees that this general release is specifically intended to be as broad and comprehensive as permitted by Indiana law.
5. Without limiting the generality of the foregoing, Employee agrees that this release includes all actions, claims, or potential claims arising under Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act (ADEA”); the Older Worker Benefits Protection Act (“OWBPA”); the Employee Retirement and Income Security Act; the Fair Labor Standards Act; the Indiana Civil Rights Law; or any other actions, claims, or potential claims arising under any federal, state, or local law and all causes of action sounding in contract, tort, or any other common law basis arising prior to the effective date of this Agreement (the “Effective Date” of this Agreement is the eighth day after Employee signs it on the condition that Employee does not revoke it as described below).

6. The Parties acknowledge that it is their mutual and specific intent that the above waiver fully comply with the requirements of the ADEA and the OWBPA. Accordingly, Employee hereby acknowledges that:
(a)	Employee has entered into this Agreement knowingly and voluntarily with a full understanding of its terms and conditions;

(b)	The consideration offered in exchange for Employee’s release of claims exceed in kind and scope that to which Employee would have otherwise been legally entitled;

(c)
Prior to signing this Agreement, Emmis advised Employee that it is up to him whether he consults an attorney prior to signing it. As required by the aforementioned statutes, Emmis has advised Employee that he should consult with an attorney prior to signing this Agreement, and he has had an adequate opportunity to do so. Employee’s decision to sign this Agreement was made after being given said opportunity;

(d)	Employee has been provided twenty-one (21) days within which to consider this Agreement; and

(e)	In signing this Agreement, he may be giving up possible future administrative and/or legal claims.
7. Employee understands that the claims and actions released under this Agreement do not include any rights, actions, or claims that may arise after the Effective Date of this Agreement, and Employee understands that Employee is not waiving any future claims. Also, Employee further understands that nothing in this Agreement shall in any way adversely affect whatever vested rights Employee may have to benefits under any retirement or other employee benefit plan. In addition, Employee acknowledges that this Agreement is not intended to (a) prevent Employee from filing a charge or complaint including a challenge to the validity of this Agreement, with the EEOC; (b) prevent Employee from participating in any investigation or proceeding conducted by the EEOC; or (c) establish a condition precedent or other barrier to exercising these rights. While Employee has the right to participate in an investigation, Employee understands that Employee is waiving any and all rights to any monetary recovery arising from any investigation or pursuit of claim on Employee’s behalf. Emmis acknowledges that Employee has the right to file a charge alleging a violation of the ADEA with any administrative agency and/or to challenge the validity of the waiver and release of any claim Employee might have under the ADEA without either: (a) repaying to Emmis the amounts paid by it to Employee or on Employee’s behalf under this Agreement; or (b) paying to Emmis any other monetary amounts (such as attorney’s fees and/or damages).

8. The parties agree that this Agreement shall not become effective and enforceable until seven (7) days after this Agreement is signed by the Employee (the “Effective Date”), and that Employee may revoke this Agreement for any reason by providing written notice of revocation to Emmis’ Human Resources Department prior to the Effective Date, thereby forfeiting Employee’s right to receive the Separation Payment and other consideration set forth herein.
9. Employee agrees not to discuss, or otherwise disclose in any fashion, the existence or terms of this Agreement with any individual or entity not a party to this Agreement except as required by law or with Emmis’ prior written consent. Furthermore, Employee agrees to refrain from making any negative or disparaging remarks of any kind or character to any individual or entity not a party to this Agreement regarding any member of the Emmis Group. Employee further understands and agrees that any violation of this paragraph shall permit Emmis to terminate this Agreement and seek repayment of any amounts paid to Employee under the terms of this Agreement. Additionally, Employee agrees that, for a period of two (2) years immediately following the Termination Date, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any employee of any member of the Emmis Group to leave their employment with Emmis either for the benefit of Employee or on behalf of or for the benefit of any other person or entity; provided, however, that the hiring or engagement of any such employee of any member of the Emmis Group shall not be considered a breach of this paragraph if (i) Employee had no direct or indirect role in such hiring or engagement and (ii) such hiring or engagement was in response to a general solicitation for employment.
10. Employee agrees that if he violates this Agreement by suing or bringing any action against Emmis for any claim released herein (other than one under the ADEA or the OWBPA), or if he violates it in any other respect, Employee will promptly reimburse Emmis all amounts paid to Employee and on Employee’s behalf pursuant to this Agreement, plus legal interest, and Emmis shall be entitled to collect same through legal process or otherwise, from Employee, and Emmis shall be relieved of all of its obligations to Employee under this Agreement. As to any actions, claims, or charges that would not be released because of the revocation, invalidity, or unenforceability of this Agreement (other than one under the ADEA or the OWBPA), Employee understands that the return of the payment made by Emmis under this Agreement to Employee and on Employee’s behalf, with legal interest, is a prerequisite to asserting or bringing any such claims, charges, or actions. As provided by the ADEA and the OWBPA, and notwithstanding any other provision of this Agreement, Employee acknowledges that Employee has the right to file a charge alleging a violation of the ADEA and/or the OWBPA with any administrative agency and/or to challenge the validity of the waiver and release of any claim that Employee might have under the ADEA without either: (a) repaying to Emmis the amounts paid by it to Employee or on Employee’s behalf pursuant to this Agreement; or (b) paying to Emmis any other monetary amounts (such as attorney’s fees and/or damages).

11. In the event Employee is rehired by a member of the Emmis Group as a full-time or regular full-time, Employee agrees that he shall immediately reimburse Emmis, upon its request, for a prorated portion of the Separation Payment that he received.  The amount to be reimbursed will be calculated as one week of pay at the rate used to calculate the Separation Payment, multiplied by the difference between: (i) the number of full weeks of pay represented by the Separation Payment, and (ii) the number of full weeks that passed between Employee’s Termination Date and the date of his rehire, less an appropriate portion of the payroll taxes associated with the Separation Payment that were withheld by Emmis.  The amount to be reimbursed shall be calculated by Emmis in its sole discretion.  A “week,” for purposes of the above, means a seven (7) consecutive day period.
12. In the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in full force and effect.
13. The parties understand and agree that this Agreement is entered into and executed solely for the purpose of terminating the parties’ employment relationship on an amicable and certain basis and shall not be construed as an admission of liability or wrongdoing.
14. Each of the agreements and promises contained in this Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, agents, and successors-in-interest of each of the parties; provided, however, that Emmis’ payment obligations shall immediately terminate upon Employee’s death.
15. Each party shall pay its own costs and expenses (including but not limited to attorneys’ fees and expenses) incurred in connection with the negotiation, execution and delivery of this Agreement and the settlement of any claims or disputes among the parties.
16. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana.
17. This Agreement shall not be revised or otherwise changed except by a signed writing executed by both parties. It is understood and agreed that Emmis shall be relieved of its obligations to Employee under this Agreement upon a breach by Employee of any obligation or representation contained in this Agreement.
18. This Agreement may be assigned by Company without notice to or the consent of Employee. However, this Agreement is personal to Employee and may not be assigned by him.
19. This Agreement may be executed in counterparts, including facsimile, pdf, or photocopy counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have themselves signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be legally bound by each and all of the terms and conditions of this Agreement.
Read Carefully Before Signing — This
Agreement Contains A General Release!

PAUL W. FIDDICK		EMMIS OPERATING COMPANY

(“Employee”)		(“Emmis”)

Signature:	/s/ Paul W. Fiddick	By:	/s/ J. Scott Enright J. Scott Enright, Executive Vice President, General Counsel and Secretary

Date: December 15, 2009		Date: December 15, 2009